  EXHIBIT 5.1

7800 Rancharrah Parkway Reno, NV 89511 PH (775) 788-2200 | FX (775) 786-1177 fennemorecraig.com

June 3, 2021

Terra Tech Corp.

3242 S. Halladay St., Suite 202

Santa Ana, California 92705

Re:	Registration on Form S-1 for Terra Tech Corp.

Ladies and Gentlemen:

We are acting as special Nevada counsel for Terra Tech Corp., a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-1 (the “Registration Statement”) being filed by the Company under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed resale of up to an aggregate of 72,254,769 shares of common stock of the Company, par value $0.001 per share (the "Common Stock"), including: (i) up to 20,174,000 shares issuable upon conversion in full of the Notes (as defined below) at the initial conversion price of $0.175 per share plus an indeterminate number of shares of common stock as may be issuable under Rule 416 of the Act to prevent dilution from stock splits, stock dividends or other distribution, recapitalization or similar transactions (collectively, the "Conversion Shares"), (ii) up to an aggregate of 34,945,055 shares issuable upon the exercise in full of the Warrants (defined below) plus an indeterminate number of shares of common stock as may be issuable under Rule 416 of the Act to prevent dilution from stock splits, stock dividends or other distribution, recapitalization or similar transactions (collectively, the "Warrant Shares"), and (iii) 17,135,714 shares of common stock (the "Issued Shares"), in each case for the account of the selling shareholders identified in the Registration Statement.

We have examined originals or copies of each of the documents listed below:

1. The Articles of Incorporation of the Company, as amended, as certified by an officer of the Company as of the date hereof;

2. The Bylaws of the Company, as certified by an officer of the Company as of the date hereof;

3. The form of the senior convertible promissory notes (the "Notes"), issued pursuant to a Securities Purchase Agreement, dated January 22, 2021 (the "Purchase Agreement");

Terra Tech Corp.

Re:       Registration of Resale of Common Stock

June 3, 2021

4. The form of the warrant attached as an Exhibit to the respective resolutions of the Board of Directors of the Company (the "Warrants"), issued pursuant to the Purchase Agreement.

5. Resolutions of the Board of Directors of the Company and of a committee thereof, each dated as of January 19, 2021, resolutions of the Board of Directors of the Company, dated as of May 17, 2021, and resolutions of the Board of Directors of the Company, dated as of June 3, 2021 (collectively, the “Resolutions”), relating to, among other things, the following: (i) the authorization of the issuance of the Notes, the Warrants, and the Issued Shares, and (ii) the registration of the Conversion Shares, the Warrant Shares, and the Issued Shares, as certified by an officer of the Company as of the date hereof;

6. Good Standing Certificate for the Company from the Nevada Secretary of State; and

7. The Registration Statement.

We have examined originals or copies of such other corporate records, certificates of corporate officers and public officials and other agreements and documents as we have deemed necessary or advisable for purposes of this opinion letter. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all factual matters contained therein.

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; and (ii) all corporate records made available to us by the Company and all public records we have reviewed are accurate and complete. We note that the Company has reserved, and assume it will continue to maintain reserved, a sufficient number of shares, of its duly authorized, but unissued, Common Stock as is necessary to provide for the issuance of the Conversion Shares and Warrant Shares.

Terra Tech Corp.

Re:       Registration of Resale of Common Stock

June 3, 2021

Based upon the foregoing, and subject to the exceptions, exclusions, limitations and caveats set forth herein, it is our opinion that:

1. The Conversion Shares have been duly authorized by the Company and when issued and paid for in accordance with the terms and conditions of each Note, the Conversion Shares will be validly issued, fully paid and nonassessable.

2. The Warrant Shares have been duly authorized by the Company and when issued and paid for in accordance with the terms and conditions of each Warrant, the Warrant Shares will be validly issued, fully paid and nonassessable.

3. The Issued Shares have been duly authorized by the Company and the Issued Shares are validly issued, fully paid and nonassessable.

Notwithstanding the foregoing, we express no opinion if, despite the above reservation, future issuances of the Company’s securities, including pursuant to adjustments to outstanding shares of the Company’s capital stock, cause the Convertible Notes or the Warrants to be convertible or exercisable, as applicable, for more shares of Common Stock than the number of shares of Common Stock that remains authorized but unissued.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of Nevada. The opinions expressed above concern only the effect of the laws (excluding the principles of conflict of laws) of the State of Nevada currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date of this opinion, or if we become aware of any facts that might change the opinions expressed above after the date of this opinion.

This opinion is issued in the State of Nevada. By issuing this opinion, Fennemore Craig, P.C. (i) shall not be deemed to be transacting business in any other state or jurisdiction other than the State of Nevada and (ii) does not consent to the jurisdiction of any state other than the State of Nevada. Any claim or cause of action arising out of the opinions expressed herein must be brought in the State of Nevada. Your acceptance of this opinion shall constitute your agreement to the foregoing.

Terra Tech Corp.

Re:       Registration of Resale of Common Stock

June 3, 2021

We consent to your filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. We further consent to the incorporation by reference of this opinion and consent in any registration statement filed pursuant to Rule 462(b) under the Act with respect to the Notes, the Conversion Shares, the Warrants, the Warrant Shares, or the Issued Shares. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K. The opinions expressed in this letter are rendered as of the date hereof, and we express no opinion as to circumstances or events that may occur subsequent to such date. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Notes, the Conversion Shares, the Warrants, the Warrant Shares, or the Issued Shares.

Very truly yours,

/s/ FENNEMORE CRAIG, P.C.
FENNEMORE CRAIG, P.C.